UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2021

IVERIC bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Penn Plaza, Suite 2372, New York, NY 10001

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 845-8200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ISEE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2021, IVERIC bio, Inc. (the “Company”) announced that David R. Guyer, M.D., would be stepping down as the Company's Executive Chairman and from the Company's Board of Directors (the "Board"), in each case effective as of the close of business on the date of the Company's 2021 annual meeting of stockholders, which is scheduled for May 19, 2021 (the “Transition Time”). In connection with Dr. Guyer's departure from the Company, the Company and Dr. Guyer have entered into a Retirement and Consulting Agreement, dated April 4, 2021 (the “Consulting Agreement”), in order to provide for an orderly transition and to secure for the Company the assistance of Dr. Guyer following his departure. During the term of the Consulting Agreement (which will commence at the Transition Time and end on the second anniversary of such time, the “Consulting Period”), Dr. Guyer will serve as Senior Advisor, providing consulting services to the Company, including assisting the Company with the transition of his duties, assisting the Company’s executive team, the Board and other senior Company personnel with respect to certain projects and providing other services commensurate with his prior roles with the Company. Dr. Guyer will also attend certain professional conferences on behalf of the Company. Dr. Guyer’s departure is not the result of any disagreement regarding any matter related to the Company’s operations, policies or practices.

During the term of the Consulting Agreement, Dr. Guyer will receive a consulting fee of $83,333.33 per month and his outstanding equity awards will continue to vest and remain outstanding in accordance with their terms; any remaining unvested service-vesting equity awards will vest in full upon the completion of the Consulting Period. Pursuant to the terms of the Consulting Agreement, Dr. Guyer’s performance share unit award granted on June 6, 2016 will only vest if the applicable performance criteria are attained prior to the end of the Consulting Period (and no acceleration shall apply to such award). Dr. Guyer will also be entitled to reimbursement of certain business expenses incurred in connection with providing the services under the Consulting Agreement and payment by the Company of the cost of continued participation in the Company’s health and dental plans during the first 18 months of the Consulting Period. In the event of a change in control of the Company (as defined in the Company’s 2013 Stock Incentive Plan, as amended) during the Consulting Period or in the event of Dr. Guyer's death or disability during the Consulting Period, payment of unpaid consulting payments scheduled to be paid during the Consulting Period shall become immediately payable and vesting of the equity awards described above will be accelerated upon such occurrence. The Consulting Agreement also provides for certain updates to Dr. Guyer’s existing Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement with the Company (the “Restrictive Covenant Agreement”). The Consulting Period may be terminated by Dr. Guyer upon 30 days prior written notice or immediately by the Company upon a violation by Dr. Guyer of the Restrictive Covenant Agreement, subject to certain exceptions. Following any such early termination, Dr. Guyer shall only be entitled to any earned and unpaid consulting payments for periods prior to the effectiveness of such termination and such termination shall be treated as a termination of service for purposes of his outstanding equity awards (and the acceleration described above shall not apply).

The foregoing is a summary of the Consulting Agreement and is qualified by reference to the text of such agreement, a copy of which is included as Exhibit 10.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits:

10.1	Retirement and Consulting Agreement, dated April 4, 2021, by and between IVERIC bio, Inc. and David R. Guyer, M.D.

99.1	Press Release of IVERIC bio, Inc., dated April 5, 2021

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2021

IVERIC bio, Inc.

By:	/s/ Todd D.C. Anderman
Name: Todd D.C. Anderman
Title: Senior Vice President, General Counsel and Secretary

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